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                                                                    EXHIBIT 12.1


                       ENTERPRISE PRODUCTS PARTNERS L.P.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (amounts in millions $)


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
                                                            For Year Ended                 For Nine Months Ended
                                                             December 31,                      September 30,
                                                        ----------------------   -----------------------------------------
                                                                 1999                 1999                       2000
                                                        ----------------------   -----------------------------------------
Income (loss) before minority interest
   and equity investments                                              $108.0                  $59.0               $143.7
Add:
    Fixed charges                                                        23.3                   12.5                 29.9
    Amortization of capitalized interest                                  0.1                    0.1                  0.1
    Distributed income of equity investees                                6.0                    4.6                 26.0
Less:
    Capitalized interest                                                 (0.2)                  (0.1)                (2.3)
    Minority interest                                                    (1.2)                  (0.6)                (1.7)
                                                                       ------                  -----               ------
Total Earnings                                                         $136.0                  $75.5               $195.7
                                                                       ======                  =====               ======

Fixed charges:
    Interest expense                                                     16.4                  $ 8.0               $ 23.3
    Capitalized interest                                                  0.2                    0.1                  2.3
    Interest portion of rental expense                                    6.7                    4.6                  4.5
                                                                       ------                  -----               ------
    Total                                                              $ 23.3                  $12.6               $ 30.1
                                                                       ======                  =====               ======
Ratio of Earnings to Fixed Charges                                       5.84x                  5.99x                6.50x
                                                                       ======                  =====               ======
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